For Immediate Release

Cooper-Standard Automotive Announces Record Second Quarter Sales

Novi, Mich., August 15, 2005 — Cooper-Standard Holdings Inc., the parent of Cooper-Standard Automotive Inc., today reported record second quarter sales. The company posted revenue of $489.1 million, up over $4 million compared to the second quarter of 2004. The number benefited from an $18 million currency impact.

Unaudited Results:

$Millions	Qtr-2 2004	Qtr-2 2005	YTD 2004	YTD 2005
Net Sales	$485.0	$489.1	$982.0	$959.3
Earnings Before Taxes	$43.7	$8.8	$81.1	$8.2
*Net Income	$31.0	$7.7	$57.5	$7.2

* Net income in 2005 was impacted by acquisition-related interest and amortization not applicable in 2004.

Cooper-Standard's EBITDA was $53.6 million for the second quarter compared to $63.1 million for the same period in 2004. After accounting for restructuring, purchase accounting adjustment related to tooling projects, and unrealized foreign exchange losses on acquisition-related indebtedness, Adjusted EBITDA for the second quarter was $56.5 million, or 11.5 percent of sales, compared to $70.6 million, or 14.6 percent of sales, in the second quarter of 2004. This is a slight improvement from first quarter results of $53.5 million, or 11.4 percent of sales. Year-to-date Adjusted EBITDA for the first six months was $110 million compared to $138.6 million last year. Higher raw material costs accounted for substantially all of this difference.

Through the first six months, the company generated cash flow from operating activities of $60.5 million, $40.2 million after capital spending. This allowed the company to continue to finance its operations without drawing down on its $125 million revolving credit facility.

"The second quarter was a solid one for us," said Jim McElya, president and CEO, Cooper-Standard Automotive. "We posted record sales, settled purchase-related payments, maintained a strong cash position, lowered our debt, and improved our balance sheet. All of this was accomplished during a challenging time in the industry, including production volume and price pressures from customers, and increased raw material costs."

Second Quarter Highlights

–	Record second quarter sales – Sales were up over $4 million compared to the same period last year.

–	Incremental new business awards – Cooper-Standard was awarded $75.5 million of annualized sales in the quarter, bringing the year-to-date total to $128.5 million.

–	Significant product launches on schedule – The company had successful product launches in the second quarter on models including:

•	DaimlerChrysler (Dodge Charger and Mercedes M-Class)

•	General Motors (Cadillac DTS and Seville, Chevrolet Impala, Corvette and HHR, Opel Meriva, and Saab 93)

•	Jaguar (S-TYPE and XJ)

•	Nissan (Armada and Titan)

•	Volkswagen (Golf and Passat)

–	Received Quality and Technology Awards

•	Nissan Zero Defect Award

•	MOPAR "Best-in-Class" Award

•	Techpoint MIRA Finalist Award for Active Noise Reduction system

Adjusted EBITDA Reconciliation:

$Millions	Qtr-2 2004	Qtr-2 2005	YTD 2004	YTD 2005
*Net Income	$31.0	$7.7	$57.5	$7.2
Provision for Income Taxes	12.7	1.1	23.6	1.0
Interest Expense	0.6	16.7	1.7	32.9
EBIT	$44.3	$25.5	$82.8	$41.1
Depreciation and Amortization	18.8	28.1	39.4	53.7
EBITDA	$63.1	$53.6	$122.2	$94.8
Restructuring	4.5	0.2	8.9	0.4
Production Move (1)	0.4		2.2
Foreign Exchange Loss (2)		1.8		4.1
Corporate/Pension Charges (3)	2.6		5.3
Inventory Write-up (4)				9.8
Tooling Write-up (5)		0.9		0.9
Adjusted EBITDA	$70.6	$56.5	$138.6	$110.0

* Net income in 2005 was impacted by acquisition-related interest and amortization not applicable in 2004.

(1)	Non-recurring costs from the movement of Cleveland facility OEM production to other facilities

(2)	Unrealized foreign exchange losses on acquisition-related indebtedness

(3)	Pro Forma adjustment for prior corporate charges and amortized pension losses

(4)	A one-time write-up of inventory to fair value at the date of acquisition

(5)	Purchase accounting adjustment related to tooling projects

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with certain debt covenants. Adjusted EBITDA may vary from the amount used in calculating covenant compliance due to the classification of joint venture equity earnings and negotiated amounts used for 2004. EBITDA should not be construed as income from operations or net income, as determined by generally accepted accounting principles. Other companies may report EBITDA differently.

For further detail, refer to the company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission and posted on the company's Web site at: www.cooperstandard.com.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the transportation industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs more than 14,000 people across 47 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners V, L.P.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

GS Capital Partners V, L.P. and affiliated funds (collectively, "GSCP V") currently serves as Goldman Sachs' primary investment vehicle for direct private equity investing. Goldman Sachs, directly and indirectly through its various Principal Investment Area managed investment partnerships, has invested over $16 billion in over 500 companies since 1986 and manages a diversified global portfolio.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers' needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners' interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our under-funded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance, or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Media:
Barry Von Lanken, Cooper-Standard Automotive, (248) 761-3606,
bgvonlanken@cooperstandard.com

Contact for Analysts:
Scott Finch, Cooper-Standard Automotive, (248) 596-6031,
shfinch@cooperstandard.com

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